Contact:	Mark Hord ViewPoint Financial Group (972) 578-5000, Ext. 7440	FOR IMMEDIATE RELEASE July 25, 2007

ViewPoint Financial Group
Announces Quarterly Cash Dividend

PLANO, Texas, July 25, 2007 -- ViewPoint Financial Group (NasdaqGS:VPFG), the holding company for ViewPoint Bank, today announced a quarterly cash dividend of 5 cents per share.

The cash dividend is payable on August 21, 2007, to shareholders of record as of the close of business on August 7, 2007.

The company released its second quarter 2007 earnings on July 20, 2007.

ViewPoint Financial Group is the holding company for Plano-based ViewPoint Bank. ViewPoint Bank is the largest bank based in Collin County, with more than $1.6 billion in assets. It operates 32 locations, 15 of which are in-store branches and 3 of which are loan production offices. For more information, please visit www.viewpointbank.com.

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